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                                                                   EXHIBIT 99.1


MARTIN INDUSTRIES COMPLETES SALE OF BROILMASTER GRILL LINE

Florence, AL (November 30, 2001) - Martin Industries, Inc. (OTCBB: MTIN), a manufacturer of premium gas fireplaces and home heating appliances, today completed the sale of its premium gas barbecue grill business to Empire Comfort Systems, Inc. The total proceeds from the sale were $4.97 million, including $400,000 to be held in escrow accounts pending a final physical inventory count and to make funds available for future product warranty claims and to meet indemnification requirements.

The net proceeds from the sale will be used to pay down bank debt and provide working capital for Martin's hearth products and home heating appliance operations. As previously reported, Martin is strategically focusing its resources on its home heating appliance and hearth products business lines in order to strengthen sales, continue to improve its operating structure and return to profitability.

Martin Industries designs, manufactures and sells high-end, pre-engineered gas and wood-burning fireplaces, decorative gas logs, fireplace inserts and gas heaters and appliances for commercial and residential new construction and renovation markets, and do-it-yourself utility trailer kits known as NuWay(TM).

Additional information on Martin Industries and its products can be found at its website: http://www.martinindustries.com

With the exception of historical information, the matters and statements made in this release constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Specifically, this release contains forward-looking statements regarding the Company's strategic focus, the short-term and long-term programs being undertaken by the Company, and the expected benefits to result from the sale of the Company's Broilmaster product line. Wherever possible, the Company has identified these forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934) by words such as "anticipates," "may," "believes," "estimates," "projects," "expects," "intends," and words of similar import. Forward-looking statements contained in this release involve certain assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements. In particular, there can be no assurance that the Company's cost reductions will be adequate or that the Company will achieve a level of revenue that will allow the Company to return to profitability; that the proceeds from the sale of the Broilmaster product line and current available credit will be adequate to fund the Company's working capital needs; that the Company will be able to meet the needs and expectations of its customers; or that the Company will be able to successfully implement or complete the short-term and long-term programs being undertaken by the Company. These assumptions, risks and uncertainties include, but are not limited to, those discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed with the Commission on April 2, 2001. The Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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